EXHIBIT 10.1

                      [ARMADA SPORTS & ENTERTAINMENT LOGO]
                        254 S Ronald Reagan Blvd, Ste 134
                               Longwood, Fl 32750
                                  321-295-7816
                               866-773-8630 (efax)

September 28, 2011

Mr. Robert M. Greenway
225 King George Street
Charleston, SC 29492

RE: Letter of Invitation and appointment

Dear Bob;

This letter shall constitute an invitation to join Armada Sports & Entertainment
(DOMK) as a member of the Board of Directors. The Company is developing a series of golf events known as The Golf Championships, which are a series of made for television niche sports programs.

The terms of your engagement are as follows:

1. The commence date of your engagement as a director will be October 1, 2011 for a term ending on October 15, 2012.

2. Your responsibilities as a director shall be to render the following services to the Company:

--   Attend quarterly regularly scheduled telephonic meetings of the board
--   Attend in person, the annual meeting of the board
-- Attend an initial telephonic conference with other board members for introductory purposes
-- You agree to leverage and or provide opportunities as a result of your relationships developed over the years, to maximize the economic benefit to the company and its shareholders.

4. Your compensation for service to the Company by serving as a member will be as follows:

Cash Compensation: $25,000 annually, payable in four quarterly installments beginning with the quarter ending January 31, 2012
Stock Compensation 100,000 shares restricted common
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Stock options of the public company will be granted as determined by mutual agreement as discussed.

All expenses paid for you and your wife to the site of the annual meeting of the Board, which will be held at the location of one of the Company's events.

It was discussed and agreed that any future service compensation beyond the term of this appointment will be based upon the financial and market status of the Company at that time.

5. The Company shall maintain D&O Insurance of $5M during the term of your service as a member of the Board of Directors.

If these terms are acceptable, please indicate your acceptance below and return to me either by PDF file or by fax to 407-349-1511.

Also, please forward the following when you return the letter acceptance:

A picture to be used in our corporate materials. A JPEG or GIF file is preferred.

I look forward to receiving your acceptance of the appointment and moving forward on this exciting project with you.

Sincerely,                                   Accepted:


/s/ Tom Kidd                                 /s/ Robert M. Greenway
-----------------------------------          -----------------------------------
Tom Kidd, CEO                                Robert M. Greenway
Chairman